STOCK PURCHASE AGREEMENT

among

AMERICAN HALLMARK INSURANCE COMPANY

and

T.B.A. INSURANCE GROUP, LTD.

THE PARENT OF CYR INSURANCE MANAGEMENT COMPANY

FEBRUARY 13, 2009

TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of February 13, 2009, by and among American Hallmark Insurance Company ("Purchaser") and T.B.A. Insurance Group, Ltd., ("Seller") the sole shareholder of CYR Insurance Management Company ("CYR").

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of the capital stock of CYR (the "Shares"); and

WHEREAS, CYR has as its primary asset a Management Agreement (Exhibit A), which it has entered into with State And County Mutual Fire Insurance Company ("SCM") which provides for CYR to have management and control of SCM; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the management and control of SCM via the purchase of CYR.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF SHARES

1.1 Agreement to Purchase and Sell. On the Closing Date (as defined in Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver the Shares and the Surplus Debenture Bond to Purchaser, and Purchaser shall purchase and accept the Shares and the Surplus Debenture Bond from Seller for the consideration specified herein.

1.2 Closing. The closing of such sale and purchase (the "Closing") shall take place at the offices of the Seller located at 8200 Anderson Blvd. Fort Worth, Texas 76034, or at such other location as the parties hereto may agree, on such date as the parties may agree, but in any event not later than April 30, 2009 or within two (2) business days following the date on which all regulatory approvals to the transactions contemplated herein are obtained (the "Closing Date"), provided each of the conditions set forth in Articles VIII and IX has been fulfilled or waived by the applicable party. In full consideration and exchange for the Shares and the Surplus Debenture Bond, Purchaser shall pay to Seller at the Closing the Purchase Price as defined in, and as calculated in accordance with, Section 1.3.

1.3 Purchase Price; Payment.

(a) The purchase price for the Shares and the Surplus Debenture Bond (the "Purchase Price") shall be the sum of the following items, subject to adjustment pursuant to other provisions of Section 1.3:

(i) Base Purchase Price. The Base Purchase Price is Two Million Dollars ($2,000,000). Payment of the Base Purchase Price will be made in cash on the Closing Date via wire transfer.

(ii) Capital and Surplus of SCM. An amount equal to the capital and surplus of SCM as of the Closing Date determined in accordance with statutory accounting practices and procedures in effect on December 31, 2008 prescribed or permitted by the Texas Insurance Department ("SAP"). Seller and Purchaser hereby agree and anticipate that the Capital and Surplus of SCM on the Closing Date will be approximately Two Million Dollars ($2,000,000). The Capital and Surplus of SCM will be composed of $1,700,000 in the form of a Surplus Debenture Bond (Schedule 1.3) and approximately $300,000 in cash/securities. Payment of the actual Capital and Surplus of SCM will be made in cash on the Closing Date via wire transfer.

(iii) Override Commission. An amount equal to one percent (1%) of the Net Premiums and Net Policy Fees (as hereinafter defined) of SCM for the years 2010 and 2011 subject to a maximum of $1,250,000. "Net Premiums" shall mean the gross premiums charged on all original and renewal Policies written by SCM, less return premiums. "Net Policy Fees" shall mean gross policy fees, if any, charged on all original and renewal Policies written by SCM, less return policy fees. The Purchaser will pay the Override Commission for each month directly to the Seller within thirty (30) days following the end of that month. The Purchaser shall be allowed to pay the Override Commission to the Seller on the basis of premiums collected provided, however, that the Purchaser shall remain liable for the full amount of the Override Fee based on premiums written.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE SELLER AND THE SHARES

Seller hereby represents, warrants and agrees as follows:

2.1 Capitalization. The authorized, issued and outstanding capital stock of CYR is set forth in Schedule 2.1. No other class of capital stock or other security of CYR is authorized, issued or outstanding. All of the shares of capital stock of CYR have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements, exchange rights, conversion rights, pre-emptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares, any other outstanding, authorized but unissued, unauthorized or treasury shares of capital stock of CYR, or any other security of CYR . Neither the Seller nor CYR is a party to any voting trust or other voting agreement with respect to any of the shares of capital stock of CYR or any other security of CYR, or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of any shares of capital stock or any other security of CYR. Seller has and will have at the Closing, without exception, good and valid title to 100% of the Shares, free and clear of any liens, claims, charges, security interests, mortgages, pledges or other legal or equitable encumbrances, limitations or restrictions, other than the obligation hereunder to sell the Shares to the Purchaser. Upon the sale and

transfer of the Shares to Purchaser, Seller will have sold and transferred to Purchaser good and valid title to the Shares, free and clear of any liens, claims, charges, security interests, mortgages, pledges or other legal or equitable encumbrances, limitations or restrictions (except as may result from any facts or circumstances relating to Purchaser or its Affiliates). As used in this agreement, "Affiliates" shall mean, with respect to any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust or other entity ("Person"), (a) any other Person that beneficially owns, directly or indirectly, equity securities having 10% or more of any class of voting or equity interests of such other Person; and (b) any other Person Controlling, Controlled by or under common Control with such Person where the term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or equity securities or otherwise.

2.2 **Authority**. Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, and the performance of Seller's obligations hereunder, have been duly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Seller and (assuming due and valid authorization, execution and delivery hereof by Purchaser) is the valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3 **No Violation**. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions by Seller contemplated hereby do not and will not in any material respect:

(a) violate, conflict with or result in the breach of any provision of the respective charter documents or by-laws of Seller;

(b) (i) violate, conflict with or result in the breach of any of the terms or provisions of, (ii) result in or give any contracting party the right of modification, suspension, termination, cancellation or acceleration of the performance required by, or (iii) constitute (or with notice or lapse of time or both, would constitute) a default or result in the loss of any benefit under, any permit, instrument, contract, mortgage, indenture, lease, deed of trust, license, note, loan agreement or other agreement to which the Seller is a party, or by or to which any of them or any of its respective assets or properties may be bound or subject;

(c) violate any order, writ, judgment, ruling, injunction, award or decree applicable to or binding upon Seller or upon the assets or properties of Seller;

(d) violate any statute, law, rule or regulation applicable to Seller or any of its respective assets or properties; or

(e) result in the creation or imposition of any lien, mortgage, pledge, limitation, restriction, charge, claim, security interest or encumbrance upon any of the properties or assets of Seller.

2.4 **Litigation**. There are no claims, actions, suits, proceedings, complaints, charges, labor disputes or investigations ("Claims") pending or threatened before any Governmental Entity (as defined in Section 3.4) or before any arbitrator of any nature, brought by or against Seller affecting or relating to CYR or SCM which, if adversely determined, would have a Material Adverse Effect (as hereinafter defined) on CYR or SCM or which would or might interfere with the transactions contemplated by this Agreement or be reasonably likely to affect or restrict the Seller's ability to consummate the transaction contemplated hereby. "Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business operations, assets, liabilities, results of operations, prospects or financial condition of CYR or SCM. Neither Seller nor any of its respective assets or properties is subject to or threatened by any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator ("Orders"), which (i) affects or might affect their respective assets, properties, operations, prospects, or financial condition, except for Orders applicable to Claims made in the ordinary course of the insurance business consistent with past practices of CYR and SCM (other than Claims based upon allegations of lack of good faith and fair dealing) which would not have a Material Adverse Effect or (ii) would or might interfere with the transactions contemplated by this Agreement or be reasonably likely to affect or restrict the Seller's ability to consummate the transaction contemplated hereby.

ARTICLE III.
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO CYR AND SCM

Seller hereby represents, warrants and agrees as follows:

3.1 **Corporate Organization**. CYR and SCM are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite power and authority (corporate and other) to own their properties and assets and to conduct their business as now conducted.

3.2 **Inter-Affiliate Investments**. CYR and SCM do not own, and are not obligated in any way to acquire, any capital stock, equity interest, other securities or other ownership or similar interest in any Affiliate.

3.3 **No Violation**. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions by Seller contemplated hereby do not and will not in any material respect:

(a) violate, conflict with or result in the breach of any provision of the respective charter documents or by-laws of CYR or SCM;

(b) (i) violate, conflict with or result in the breach of any of the terms or provisions of, (ii) result in or give any contracting party the right of modification, suspension, termination, cancellation or acceleration of the performance required by, or

(iii) constitute (or with notice or lapse of time or both, would constitute) a default or result in the loss of any benefit under any permit, instrument, contract, mortgage, indenture, lease, deed of trust, license, note, loan agreement or other agreement to which either of CYR or SCM is a party, or by or to which any of them or any of their respective assets or properties may be bound or subject;

(c) violate any order, writ, judgment, ruling, injunction, award or decree applicable to or binding upon CYR or SCM or upon the assets or properties of CYR or SCM;

(d) violate any statute, law, rule or regulation applicable to CYR or SCM or any of their respective assets or properties;

(e) result in the creation or imposition of any lien, mortgage, pledge, limitation, restriction, charge, claim, security interest or encumbrance upon any of the properties or assets of CYR or SCM; or

(f) violate or result in the modification, revocation, termination or suspension of any of the Licenses (as defined below) of CYR or SCM.

3.4 Consents and Approvals. Except as contemplated in Sections 5.6 and 5.7, no material consent, waiver, authorization or approval of, declaration or notification to, or filing or registration with, any court, administrative agency, or other governmental authority or instrumentality, whether federal, state, local or foreign (a "Governmental Entity") or any individual, corporation, partnership, joint venture, trust, association or other entity (a "Person"), is legally required on the part of Seller, CYR or SCM in connection with the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the compliance by Seller, CYR or SCM with the provisions hereof.

3.5 Financial Statements.

(a) The Seller has furnished to Purchaser CYR's (i) balance sheet as of and for the years ended December 31, 2007, and 2008 prepared on GAAP basis and otherwise consistent with past practices of CYR; and (ii) statements of income and retained earnings, prepared on a GAAP basis and otherwise consistent with past practices of CYR, as of and for the years ended December 31, 2007, and 2008 (the "CYR Financial Statements"). All such balance sheets and notes thereto are complete and accurate in all material respects, include or reflect all assets and liabilities of CYR and fairly present in all material respects the financial position of CYR as of the respective dates thereof, and such statements of income and retained earnings and the notes thereto fairly present the results of operations for the periods therein referred to.

(b) Seller has furnished to Purchaser copies of annual regulatory financial statements of SCM as of and for the years ended December 31, 2006, and 2007, and financial statements as of and for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 (and will provide to Purchaser on or before March 1, 2009, SCM's annual regulatory financial statement for December 31, 2008), all as prepared in accordance with SAP and as filed, or to be filed, with the Texas Insurance Department (collectively, the

"SAP Financial Statements"). The SAP Financial Statements are complete and accurate in all material respects, include or reflect all assets and liabilities of SCM and fairly present in all material respects the financial position of SCM as of the respective dates thereof, in each case in accordance with SAP. Each of the SAP Financial Statements (i) was (or in the case of the December 31, 2008 annual statement, will be) timely filed with the insurance regulatory authorities in the jurisdiction in which SCM was, at the time of filing, licensed to engage in direct underwriting of insurance and (ii) was true, complete and correct in all material respects when and as filed. September 30, 2008 is referred to as the "SAP Financial Statement Date."

3.6 Charter Documents. The Seller has delivered to Purchaser true and complete copies of the articles of incorporation and by-laws of CYR or SCM. Such articles of incorporation and by-laws have not been amended and are in full force and effect.

3.7 Absence of Certain Changes or Events.

(a) Except as set forth in Schedule 3.7(a), since the SAP Financial Statement Date: (i) there has been no material change in the assets, properties, business, operations, prospects, or financial condition of CYR or SCM and (ii) the business of CYR and SCM have been operated in the ordinary course of business consistent with past practice except for the transactions contemplated by this Agreement. None of the Seller, CYR, or SCM knows of any event, condition or circumstance which will have or threatens to have a Material Adverse Effect on the assets, properties, operations, prospects or financial condition of CYR or SCM.

Except as set forth in Schedule 3.7(a), or as otherwise contemplated by this Agreement, since the SAP Financial Statement Date, neither Seller, nor CYR, nor SCM have taken any actions referred to in Section 5.2 of this Agreement that would have required the consent of Purchaser if such action were to have been taken during the period between the date hereof and the Closing Date.

(b) Except as set forth in Schedule 3.7(b), since the SAP Financial Statement Date: (i) there has been no material change in the assets, properties, business, operations, prospects, or financial condition of SCM, except those which are otherwise contemplated by this Agreement, and (ii) the business of SCM has been operated in the ordinary course of business consistent with past practice except for the transactions contemplated by this Agreement. Except as set forth in Schedule 3.7(b), or as otherwise contemplated by this Agreement, since the SAP Financial Statement Date, neither Seller, nor CYR, nor SCM have taken any actions referred to in Section 5.2 of this Agreement that would have required the consent of Purchaser if such action were to have been taken during the period between the date hereof and the Closing Date.

3.8 Compliance with Laws. The business and operations of CYR or SCM have been and are being conducted in accordance and in compliance in all material respects with all laws, statutes, rules, regulations, judgments, writs, decrees, injunctions, awards, orders and other legal requirements of any Governmental Entity applicable thereto. Neither Seller, nor CYR, nor SCM has received notice of the issuance of any notice, violation or alleged violation of any such law,

statute, rule, regulation, judgment, writ, decree, injunction, award, order or other legal requirements, nor, are Seller, CYR or SCM in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity applicable to Seller, CYR, or SCM, or any of their respective assets, except where such default would not be material, individually or in the aggregate. None of the Seller, CYR, or SCM have been notified by a Governmental Entity that an investigation or review by such Governmental Entity, with respect to the violation by Seller, or CYR, or SCM of any applicable law, statute, rule, regulation, judgment, writ, decree, injunction, award or order, is pending or has been threatened.

3.9 Tax Matters. Except as set forth in Schedule 3.9:

(a) CYR and SCM or the affiliated, combined or unitary group of which CYR and SCM are or were members, have (i) filed in a timely manner (taking into account extensions of due dates) with the appropriate federal, state, local, foreign or other governmental agencies all Tax returns, estimates and reports and combined or unitary returns, required to be filed with respect to Taxes, excepting such filing that would not, individually or in the aggregate, be material and, as of the time of filing, all such Tax returns were complete and accurate in all material respects, (ii) paid in full, all required Taxes or has established reserves that are adequate therefore, excepting such payments or reserves that would not, individually or in the aggregate, be material, and (iii) complied in all material respects with all Tax laws and rules pertaining to corporations including particularly corporations engaged in the life insurance business.

(b) There are (i) no Taxes assessed or asserted in writing in respect of any Tax returns filed by CYR or SCM or the affiliated, combined or unitary group of which each such entity is or was a member, as the case may be, or claimed in writing to be due by any taxing authority or otherwise that are not adequately reserved for, (ii) no Tax return of CYR or SCM, or the common parent of any affiliated, combined or unitary group for tax purposes of which each such entity is or was a member is currently being audited by the IRS or other taxing authority (whether foreign or domestic), (iii) CYR and SCM have not been audited by the IRS or by any state taxing authority in respect of any Tax year for which the statute of limitations has not currently expired, (iv) all deficiencies asserted as a result of such examinations for prior Tax years have been paid, fully settled or adequately provided for, and no issue has been raised by a federal, state, local or foreign taxing authority in any such examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period, (v) neither CYR, nor SCM, nor the common parent of any affiliated, combined or unitary group of which either such entity is or was a member has executed or filed with the IRS or any other taxing authority (whether foreign or domestic) any agreement or other document that is currently in effect extending, or having the effect of extending, the period of assessment or collection of any Taxes, (vi) CYR and SCM have not executed or entered into a closing agreement or a compromise pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), or any predecessor provision thereof or any similar provision of state, local or foreign law which is binding on CYR or SCM for any taxable period ending after the Closing Date, (vii) all final adjustments made by the IRS with respect to any federal Tax return of CYR or SCM have been reported to the relevant state, local or foreign taxing authorities to the extent

required by law, and (viii) no requests for ruling or determination letters are pending with any taxing authority with regard to CYR or SCM or any common parent of any affiliated, combined or unitary group of which either such entity is or was a member.

(c) CYR and SCM have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely withheld from employee wages, and other persons subject to withholding, including foreign persons and persons subject to backup withholding, and paid over to the proper governmental authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

For purposes of this Agreement, "Tax(es)" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon a corporation or any affiliated, combined or unitary group for tax purposes of which any such corporation is, was or becomes a member.

3.10 Liabilities and Reserves.

(a) The CYR Financial Statements reflect adequate provision for all obligations and liabilities of CYR for which provision is required under generally accepted accounting principles, and, except to the extent specifically disclosed, reflected, or reserved against in the CYR Financial Statements, CYR has no other material obligations or liabilities of any nature (whether accrued, absolute, contingent, or otherwise, and whether or not due, or arising out of transactions entered into, or any state of facts existing, prior to the dates of such statements) required under generally accepted accounting principles as appropriate to be set forth on the CYR Financial Statements, except liabilities incurred since the CYR Financial Statement Date in the ordinary course of business consistent with past practice which would not, individually or in the aggregate be material.

(b) The SAP Financial Statements reflect adequate provision for all obligations and liabilities of SCM for which provision is required under SAP, and, except to the extent specifically disclosed, reflected, or reserved against in the SAP Financial Statements, SCM has no other material obligations or liabilities of any nature (whether accrued, absolute, contingent, or otherwise, and whether or not due, or arising out of transactions entered into, or any state of facts existing, prior to the dates of such statements) required under SAP as appropriate to be set forth on the SAP Financial Statements, except (i) liabilities incurred since the SAP Financial Statement Date in the ordinary course of business consistent with past practice which would not, individually or in the aggregate be material.

(c) The Reserves (i) were determined in accordance with generally accepted actuarial practices and policies, and (ii) met the requirements of the Texas Insurance Department as of the date of the most recent filing of the SAP Financial Statements and will be so as the Closing Date. "Reserves" shall mean all of the following reserves of SCM: all unearned premium reserves and all reserves for incurred losses, including, without limitation, reserves, reserves for incurred but not reported losses and reserves for loss adjustment expenses, both allocated and unallocated, and also any adjustments to such items on account of reinsurance receivables, subrogation, reinsurance retrospective premiums and reinsurance profit commissions, if any of the foregoing, all as determined in accordance with generally accepted actuarial policies and practices.

(d) Except for regular periodic assessments in the ordinary course of business, and except as set forth in Schedule 3.10, no claim or assessment is pending or, to the knowledge of Seller, threatened against SCM by any State insurance guaranty association in connection with such association's fund relating to insolvent insurers.

(e) Except as shown on Schedule 3.10 or as shown in CYR' or SCM's most recently filed Statutory Insurance Statement, CYR and SCM are not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person (except endorsements in the ordinary course of business in connection with the deposit of items for collection), and have not declared, set-aside or paid any dividend or made any distribution on or with respect to shares of its capital stock.

(f) Notwithstanding any other provision of this Agreement, Seller makes no representation or warranty that the gross Reserves are adequate or sufficient and nothing in this Agreement is intended to or shall be construed to provide a guaranty of the adequacy or sufficiency of such gross Reserves. Sellers warrants that SCM's net Reserves (i.e., net of reinsurance) are zero.

3.11 Interests in Real Property. CYR and SCM (a) have no interest in any owned or leased real properties, (b) are not in violation of any covenant, agreement, or other obligation with respect to any such interests in real properties, except for violations that would not, individually or collectively, be material, and (c) have no loans, mortgages, or security interests encumbering or relating to such interests in real properties.

3.12 Personal Property; Intangibles.

(a) Except as set forth and described in Schedule 3.12 hereto or otherwise agreed to among the parties prior to Closing, all personal property owned by CYR and SCM shall be retained by CYR and SCM. Such items to be purchased by Seller but not set forth on Schedule 3.12 shall be agreed to prior to Closing, and a list of any such items and the mutually agreed consideration payable by Seller therefore shall be appended to this Agreement prior to the Closing as a supplement to Schedule 3.12.

(b) Schedule 3.12 is an accurate list of all a true and complete list of all Intellectual Property (as defined below) of the CYR and SCM used in or related to their business (with a brief description of each, including, where relevant, the owner, the applicable jurisdiction, the registration number, application number or issuance number, the date of application, issuance and/or filing). No Claim is pending or, to the Seller's Knowledge, threatened and neither the Seller, CYR or SCM has received written notice to the effect that: (i) CYR or SCM infringes upon, misappropriates or conflicts with the asserted rights of any other person or entity under any Intellectual Property; or (ii) CYR or SCM's interest in any Intellectual Property owned or licensed by them, or which such company otherwise has the right to use, is invalid or unenforceable. The operation of the business of CYR and SCM does not infringe, dilute, or otherwise violate the Intellectual Property rights of any third party. There are no agreements (a) by which CYR or SCM licenses or otherwise authorizes a third party to use such Intellectual Property or (b) by which a third party licenses or otherwise authorizes CYR or SCM to use its Intellectual Property.

(c) For purposes of this Agreement, "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all patents, (b) all trademarks, trade dress, logos, trade names, fictitious names, brand names, brand marks, domain names and corporate names, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, customer and supplier lists, pricing and cost information, and business and marketing plan), (e) all computer software (including, but not limited to data, source codes and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

3.13 Accounts Receivable.

(a) Except as set forth on Schedule 3.13(a), all notes and accounts receivable payable to or for the benefit of CYR reflected on the most recent CYR Financial Statement or acquired by CYR thereafter have been collected or are no more than ninety (90) days past due in amounts not less than the aggregate amount thereof (net of adequate reserves established in accordance with CYR' ordinary accounting practices and reflected on the most recent CYR Financial Statement) carried on the books of CYR, and CYR has not been notified or advised of any defenses or setoffs to payment of such receivables. All such notes and accounts receivable have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

(b) Except as set forth on Schedule 3.13(b), all notes and accounts receivable payable to or for the benefit of SCM reflected on the most recent SAP Financial Statement or acquired by SCM thereafter have been collected or are no more than ninety (90) days past due in amounts not less than the aggregate amount thereof (net of adequate reserves established in accordance with SCM' ordinary accounting practices and reflected on the most recent SAP Financial Statement) carried on the books of SCM, and SCM has not been notified or advised of any defenses or setoffs to payment of such receivables.

All such notes and accounts receivable have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

3.14 Licenses; Permits and Governmental Approvals. Set forth in Schedule 3.14 hereto is a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted to CYR and SCM by any Governmental Entity and all pending applications therefore other than the Certificate of Authority to write insurance issued to SCM by the Texas Department of Insurance. CYR and SCM hold all licenses, permits, franchises, authorizations and approvals of Governmental Entities required to permit the continued lawful conduct of CYR and SCM's business in the manner now conducted (the "Licenses") (except where the absence of such would not, individually or in the aggregate be material), including a valid Certificate of Authority to write insurance issued to SCM by the Texas Department of Insurance, and SCM's operations are not being conducted in a manner which violates in any material respect any of the terms or conditions under which any License was granted. Each License held by CYR and/or SCM has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. CYR and SCM have not received any notice to the effect that there is lacking any such License required in connection with the current operations of SCM's businesses. No default, violation or event, which with notice or the lapse of time or both would become a default or violation, has occurred with respect to any such License.-

3.15 Title to Assets.

(a) CYR holds, owns and has an unrestricted right to transfer title to all of the assets owned by it and used in its business, including without limitation all of the assets reflected in the latest CYR Financial Statements and acquired since the CYR Financial Statement Date. In each case, such assets are free and clear of any lien, charge, security interest, claim, mortgage, pledge, or encumbrance other than: (i) those specifically described in the latest CYR Financial Statements; (ii) assets leased by CYR as described in such CYR Financial Statements; (iii) assets disposed of in the ordinary course of business since the CYR Financial Statement Date; (iv) liens of current property taxes and assessments not in default; or (v) liens or other encumbrances of a character that do not interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of CYR.

(b) SCM holds, owns and has an unrestricted right to transfer title to all of the assets owned by it and used in its business, including without limitation all of the assets reflected in the latest SAP Financial Statements and acquired since SAP Financial Statement Date. In each case, such assets are free and clear of any lien, charge, security interest, claim, mortgage, pledge, or encumbrance other than: (i) those specifically described in the latest SAP Financial Statements; (ii) assets leased by SCM as described in such SAP Financial Statements; (iii) assets disposed of in the ordinary course of business since the last day of the period covered by the most recently filed SAP Financial Statements; (iv) liens of current property taxes and assessments not in default; or (v) liens or other encumbrances of a character that do not interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of SCM.

3.16 Litigation. There are no Claims pending or threatened before any Governmental Entity or before any arbitrator of any nature, brought by or against CYR or SCM or any of their respective officers, directors, employees, agents or affiliates involving, affecting or relating to CYR or SCM which are not subject to the Reinsurance set forth in Schedule 3.25. Neither CYR, nor SCM, nor any of their respective assets or properties is subject to or threatened by any Orders, which (i) affect or might affect their respective assets, properties, operations, prospects, or financial condition, except for Orders applicable to Claims made in the ordinary course of insurance business consistent with the past practice of CYR and SCM (other than those based upon allegations of lack of good faith and fair dealing) which would not have a Material Adverse Effect, or (ii) which would or might materially interfere with the transactions contemplated by this Agreement.

3.17 Contracts.

(a) Set forth in Schedule 3.17 hereto is a true and complete list and summary description of all contracts, agreements and other instruments to which CYR or SCM is a party that are necessary or material to the business, operation or affairs of CYR or SCM other than the Reinsurance set forth in Schedule 3.25. CYR and SCM have performed in all material respects all the obligations required to be performed by them under all such contracts, instruments or agreements. CYR and SCM are not in default under any of such contracts, instruments or agreements, nor does any condition exist which, with notice or lapse of time or both, would constitute a default by CYR or SCM thereunder, by any other party thereto, except where such defaults would not, individually or in the aggregate be material. True and complete originals or copies of all documents listed or required to be listed in Schedule 3.17 have been delivered by Seller to Purchaser or its representatives. Each of such contracts, instruments or agreements remains in full force and effect and is valid and enforceable against CYR or SCM and against the party or parties thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or in law). No previous or current party to any such contract, instrument or agreement has given notice of or made a claim with respect to any breach or default currently existing thereunder or notified CYR, SCM or Seller of its intent to terminate. With respect to any of such contracts, instruments or agreements which were assigned or subleased to CYR or SCM by a third party, all necessary consents to assignments or subleases have been obtained, except for consents, to the actual knowledge of Seller, the absence of which, individually or in the aggregate, would not be material.

(b) None of the terms or provisions of any of such contracts of CYR or SCM include a restriction on such company's or any of its Affiliates' ability to compete in any line or business or geographic location.

(c) Except as set forth on Schedule 3.17(c), no consent of any third party to any contract of CYR or SCM is required in connection with the execution of this Agreement or consummation of the transactions hereunder. Neither the execution of this Agreement nor the consummation of the transaction hereunder will result in or give to

any third party any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any contract of CYR or SCM.

(d) SCM policyholders have all executed voting proxies in favor of officers of the SCM (or their successors in office), and all such proxies remain in full force and effect. No policyholder proxies will be terminated or revoked as result of the transactions contemplated by this Agreement.

3.18 Employees; Employee Plans.

(a) CYR and SCM employ the employees listed on Schedule 3.18(a) hereto. CYR and SCM have complied and are in compliance in all material respects with all laws which relate to wages, hours, discrimination in employment and collective bargaining and neither the Company nor any of its Subsidiaries is liable for any arrears of wages, Taxes or penalties for failure to comply, in all material respects, with any of the foregoing. Except as set forth in Schedule 3.18(a), there is no Claim against CYR or SCM or Seller (whether under federal, state or local law, under any employment agreement, or otherwise) brought or, to the knowledge of Seller, threatened in writing by any employee of CYR or SCM on account of or for: (i) overtime pay, other than overtime pay for work done during the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) any amount of vacation pay or pay in lieu of vacation time, other than vacation time or pay in lieu thereof earned in or in respect of the current fiscal year; or (iv) any violation of any law relating to minimum wages or maximum hours of work. Except as set forth on Schedule 3.18(a), CYR and SCM have no liability to any employee, past or present, with respect to any manuals, brochures or publications or similar documents regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of CYR and SCM, including but not limited to an affirmative action plan, or any written communications disseminated to employees concerning such matters (collectively "Employee Policies and Procedures"), or with respect to any employee arising under the Consolidated Omnibus Benefit Reconciliation Act of 1985 ("COBRA"), or the Americans With Disabilities Act of 1990 ("ADA") or any other similar state or federal law or regulation pertaining to the rights of employees. No employees of the CYR or SCM are represented by any labor organization or covered by any collective bargaining agreement.

(b) Except as set forth on Schedule 3.18(a), CYR and SCM have no employment contracts, or similar contractual arrangements or commitments of any kind, as to any of its employees, officers, directors, consultants, or other representatives (whether concerning stock options, warrants, share appreciation, bonuses, incentive plans or any other form of compensation for services as an employee, or otherwise). The execution of this Agreement and/or consummation of the transactions hereunder will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment to or acceleration, vesting or increase in the rights of any current or former employee or other service provider of CYR or SCM

(c) Schedule 3.18(b)(i) sets forth a complete and accurate list of each Employee Benefit Plan (as defined below) maintained by CYR or SCM. "Employee Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy, whether written or unwritten and whether or not subject to the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto ("ERISA"), which CYR or SCM or any Person that is included with the in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") sponsors, maintains, contributes to, is obligated to contribute to, is a party to or is otherwise bound by, or with respect to which CYR or SCM may have any liability. All contributions to and payments from the Employee Benefit Plans maintained by CYR or SCM have been timely made. All the Employee Benefit Plans maintained by CYR or SCM conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with their respective terms, the requirements of ERISA, the Code and all other applicable laws. Neither the CYR, SCM nor any ERISA Affiliate has incurred any liability for any tax, excise tax, or penalty with respect to any Employee Benefit Plan, and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to the imposition of any such tax or penalty.

3.19 Insurance. Set forth in Schedule 3.19 hereto is a true and complete list (specifying the insurer and describing any pending claims thereunder of more than $5,000) of all material insurance policies or fidelity bonds in force on the date hereof owned by or purchased on behalf of CYR or SCM to insure its directors, officers, employees, assets, properties or operations, together with a summary description including the premiums currently paid thereon, type of policy, name of insured, the insurer, expiration date, the hazards insured against and the dollar amount of coverage per occurrence and in the aggregate and deductibles. All such policies and fidelity bonds are in full force and effect. True and complete copies of all such insurance policies and fidelity bonds have been made available for reviewto Purchaser by CYR and SCM. There are no outstanding unpaid claims under any of such policies or bonds, and the Seller, CYR and SCM have received no notice of cancellation or non-renewal thereof.

3.20 Transactions with Related Parties. Except as set forth in Schedule 3.20, neither CYR nor SCM is a party to or bound by any contract, commitment or understanding with any Related Party providing for reinsurance, credit or the purchase or sale of goods or services. Except as set forth in Schedule 3.20, all agreements between CYR or SCM and any such Related Party providing for reinsurance, credit or the purchase or sale of goods or services which was previously in force will be terminated as of the Closing Date, [except as expressly contemplated by this Agreement], and all indebtedness of CYR or SCM to any Related Party, and all indebtedness of any Related Party to CYR or SCM, as set forth on Schedule 3.20, will be satisfied prior to or on the Closing Date. "Related Party" shall mean (i) Seller, (ii) any director, officer, employee, or Affiliate of Seller, CYR or SCM, or (iii) any relative or spouse (or relative of such spouse) of any such director, officer, employee, or Affiliate of Seller, CYR or SCM.

3.21 Books and Records. The books and records of CYR and SCM contain materially true, correct and complete entries of all of their business transactions and have been maintained in accordance with good business practice and applicable statutory insurance accounting principles.

3.22 Accuracy of Information. All documents, agreements and other papers and materials delivered by or on behalf of Seller, CYR, or SCM in connection with this Agreement and the transactions contemplated hereby are true and correct in all material respects. None of the representations, warranties or statements of Seller, CYR, or SCM, as the case may be, contained in this Agreement, in the Schedules hereto, or in any other agreement, instrument or document executed or delivered by Seller, CYR, or SCM in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the representations, warranties or statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.23 Insurance Business. All policies of insurance currently being marketed by SCM are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities in the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection. Copies of all such approved forms issued or used by SCM have been delivered to Purchaser. The transactions contemplated by this Agreement will not adversely affect the validity and binding character of any policy of insurance issued by SCM.

3.24 Regulatory Filings. The Seller has delivered to Purchaser true and correct copies of the [two] latest insurance examination reports and independent audits of SCM. The Seller has delivered to Purchaser complete and correct copies of all registrations, filings, or submissions made by CYR and SCM with any Governmental Entity and any reports of examinations issued by any such Governmental Entity since January 1, 2003, that relate to CYR or SCM. CYR and SCM have filed all reports, statements, documents, registrations, filings or submissions it is required to file with any Governmental Entity, except where the failure to so file would not, individually or in the aggregate, be material.

3.25 Reinsurance. Schedule 3.25 sets forth a true and complete list of the reinsurers of SCM, and the amount of the liabilities ceded thereto, as of December 31, 2008. As relates to the reinsurers listed on Schedule 3.25, SCM is not in default in any respect as to any provision of any reinsurance or retrocession treaty or agreement nor has it failed to meet the underwriting standards required for any business reinsurance thereunder, and no reinsurer or retrocessionaire is in default to SCM pursuant to any reinsurance or retrocession treaty or agreement, except where such default would not, individually or in the aggregate, be material.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents, warrants and agrees as follows:

4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, and has all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business as now conducted.

4.2 Authority. Purchaser has the power (corporate and other) to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, and the performance of Purchaser's obligations hereunder, have been duly authorized by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Purchaser and (assuming due and valid authorization, execution and delivery hereof by Seller) is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Violation. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not in any material respect:

(a) violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws of Purchaser;

(b) (i) violate, conflict with or result in the breach of any of the terms or provisions of, (ii) result in a modification, suspension, termination or cancellation of, or acceleration of the performance required by, or otherwise give any other contracting party the right to modify, suspend, terminate or cancel or accelerate the performance required by; or (iii) constitute (or with notice or lapse of time or both would constitute) a default or result in the loss of any benefit under any permit, instrument, contract, mortgage, indenture, lease, deed of trust, license, note, loan agreement or other agreement to which Purchaser is a party, or by or to which it or its assets or properties may be bound or subject;

(c) violate any order, writ, judgment, ruling, injunction, award or decree applicable to or binding upon Purchaser or upon the assets or properties of Purchaser;

(d) violate any statute, law, rule or regulation of any Governmental Entity applicable to Purchaser or any of its assets or properties;

(e) result in the creation or imposition of any lien, mortgage, pledge, limitation, restriction, charge, claim, security interest or encumbrance upon any of the properties or assets of Purchaser; or

(f) violate or result in the modification, revocation, termination or suspension of any license, permit, franchise, authorization or approval of any Governmental Entity required to permit the continued lawful conduct of Purchaser's business in the manner now conducted.

4.4 **Consents and Approvals**. Except as contemplated on Schedule 4.4 or in Section 6.2, no material consent, waiver, authorization or approval of, declaration or notification to, or filing or registration with, any Governmental Entity or Person is legally (by law, regulation, contract or otherwise) required on the part of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of its obligations hereunder or compliance by Purchaser with the provisions hereof.

4.5 **Absence of Litigation.** No claim, action, proceeding or investigation is pending against Purchaser or any of its Affiliates which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to affect or restrict the Purchaser's ability to consummate the transaction contemplated hereby.

4.6 **Investment Purpose.** Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended (as determined by Purchaser).

4.7 **Brokers.** No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

4.8 **Financing.** Purchaser has sufficient funds available to it to finance the purchase of the Shares as contemplated by this Agreement.

4.9 **Disclosure.** No representation or warranty or other statement made by Purchaser in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein not misleading in light of the circumstances under which they were made.

ARTICLE V.
COVENANTS OF SELLER

Seller hereby covenants and agreed with Purchaser as follows:

5.1 **Conduct of Business**. Except as otherwise provided in this Agreement, from the date hereof through the Closing Date, Seller shall cause CYR and SCM not to enter, perform or agree to enter or perform any transaction or act that would result in any of the representations and warranties contained in Section 3 to be untrue or incorrect in any material respect such that any condition set forth in this Agreement is likely to be unsatisfied or would otherwise jeopardize the transactions contemplated hereby. Seller shall cause CYR and SCM to conduct their businesses in the ordinary course of business consistent with past practice. Seller shall from

the date hereof through the Closing Date substantially preserve the businesses of CYR and SCM, substantially preserve intact the business organizations of them, and otherwise substantially preserve their present business relationships and the goodwill of those having business relationships with CYR and SCM. Seller shall cause CYR and SCM not to make any changes in management or personnel, except in the normal course of business, nor make any material changes in accounting practices (other than as required by law or pertinent regulatory authorities), significant contracts, including the execution of significant new contracts, or like events, including any sale of assets, without first discussing the proposed changes with the Purchaser and obtaining the written approval of the Purchaser to any significant changes. Seller shall prepare and deliver to Purchaser updated Schedules to this Agreement on the date that is two (2) business days prior to the Closing Date (it being understood and agreed that updated Schedules shall not be given effect for purposes of determining whether the condition set forth in Section 8.1 is satisfied or any representation or warranty is inaccurate for purposes of 11.2(a)).

5.2 Negative Covenants. Except for actions required by law, regulation, a Governmental Entity, or this Agreement, during the period commencing on the date of this Agreement and ending on the Closing Date, Seller shall not, without the prior consent of Purchaser, cause, permit or suffer CYR or SCM to take any action to:

(a) Amend its articles of incorporation or by-laws;

(b) Declare, set aside or pay any dividend or make any distribution on or with respect to shares of its capital stock (including the Shares);

(c) Transfer, issue, sell or otherwise dispose of any shares of capital stock or other security of CYR or SCM or grant or enter into any options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire, or issue securities convertible into or exchangeable for or pledge or encumber any shares of capital stock or other security of CYR or SCM, or purchase, call, redeem or otherwise acquire any shares of capital stock or other security of CYR or SCM;

(d) Acquire any material assets or properties

(e) Sell, lease, transfer, or dispose of, any material assets or properties;

(f) Enter into or effect any merger, consolidation, reclassification, recapitalization or other business combination or reorganization;

(g) Assume, guarantee, endorse or otherwise become liable or responsible (whether direct, contingent or otherwise) for the obligations of any other Person, except endorsements in the ordinary course of business and consistent with past practice in connection with the deposit of items for collection;

(h) Cause or permit any of CYR or SCM's own current insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse or to be decreased, unless simultaneously with such termination, cancellation or lapse, CYR or SCM obtains replacement policies from the same or comparable insurers

providing coverage which is the same as or comparable to that provided under the canceled, terminated or lapsed policies;

(i) Sell, transfer, license or otherwise dispose of or encumber any item of Intellectual Property or intangible asset;

(j) Cancel or compromise any debt or claim or waive, release, grant or transfer any rights of value or modify or change in any respect any existing license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice;

(k) Except in the ordinary course of business, hire any employees;

(l) Implement or adopt any new Employee Benefit Plans or Employee Policies and Procedures, or materially amend any existing Employee Benefit Plan or Employee Policy;

(m) Grant any stock options, restricted stock grants or stock appreciation rights;

(n) Accelerate any pay or other compensation or grant any bonuses or other rights or benefits in connection with this Agreement or the transactions hereunder;

(o) Enter into any contract, lease, commitment or other agreement of any type whatsoever, unless terminable without liability to it on notice of thirty (30) days or less without payment or penalty;

(p) Create, incur or assume any indebtedness except for normal trade payables incurred in the ordinary course of business;

(q) Cause or permit CYR and SCM's assets and properties to not be maintained in their current condition, ordinary wear and tear excepted;

(r) (i) Not maintain CYR or SCM's books, accounts and records other than in the ordinary course of business consistent with past practices, (ii) not continue to collect accounts receivable and pay accounts payable utilizing CYR and SCM's normal procedures and cash management practices and (iii) not comply with all contractual and other obligations applicable to its operations;

(s) Make any, or enter into any commitment for, capital expenditures of CYR or SCM;

(t) Enter into any transaction or make or enter into any contract, agreement or instrument which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(u) Enter into or effect any new Related Party transaction;

(v) Enter into or amend any contract, agreement, instrument or transaction in excess of $5,000, individually, or $25,000 in the aggregate, not including insurance policies or reinsurance agreements;

(w) Amend or modify or waive any provision of, or permit or cause to terminate, the Management Agreement or the Surplus Debenture Bond;

(x) Write any insurance policy or enter into any reinsurance agreement, except in the ordinary course of business consistent with past practice;

(y) Take any action or fail to take any action which would cause CYR or SCM's Licenses to lapse;

(z) Take any action inconsistent with past practice that would cause any material change in Capital and Surplus of SCM relative to such amounts as of December 31, 2008; or

(aa) Make any material change in the underwriting, actuarial, financial, tax or accounting practices customarily followed by CYR and SCM.

5.3 Positive Covenants. Prior to the Closing Date, Seller shall take or cause CYR and SCM to take the following actions:

(a) Seller shall cause to be satisfied in full any and all loans and other extensions of credit made by CYR or SCM to Seller, Related Parties, and the debts so satisfied shall be cancelled and any mortgages or security interests securing such debts shall be released by CYR or SCM in releases reasonably acceptable to Seller and Purchaser.

(b) Seller shall cause to be satisfied in full any and all loans and other extensions of credit made by Seller, Related Parties, to CYR or SCM, other than the Surplus Debenture Bond set forth in Section 1.3, and the debts so satisfied shall be cancelled and any mortgages or security interests securing such debts shall be released by Seller, Related Parties, in releases reasonably acceptable to Seller and Purchaser.

(c) Seller shall cause CYR and SCM to satisfy and terminate all intra-company obligations which are not related to the Management Agreement.

(d) Seller shall fully fund, or cause to be fully funded, any and all retirement plans of CYR and SCM to the extent of any unfunded liability or benefit or otherwise, and Seller shall cause CYR and SCM to terminate all employee benefit plans of each such company immediately prior to the Closing without any further liability of any kind to CYR or SCM.

(e) Seller shall obtain the resignations of all directors, officers, and employees of CYR and SCM, or terminate such persons.

(f) Immediately prior to Closing, Seller shall appoint, or cause to be appointed, representatives of Purchaser (as determined by Purchaser) as the directors and officers of CYR and SCM.

5.4 **Preparation of SAP Statements**. For any statutory accounting period which ends prior to the Closing, Seller shall prepare (or have prepared) and file, at its expense, any statutory financial statements due with respect to SCM, in each case, in accordance with statutory accounting practices and procedures prescribed or permitted by the Texas Department of Insurance, and Purchaser shall cooperate fully with Seller in the preparation of such statements.

5.5 **Access to Properties and Records**. To permit Purchaser to make such business, accounting and legal review and examination of CYR and SCM as Purchaser shall desire, Seller shall afford, and shall cause CYR and SCM to afford, to Purchaser and Purchaser's accountants, counsel and other personnel and representatives, access throughout the period prior to the Closing Date to the business, operations, properties, books, contracts, commitments and records of CYR and SCM as Purchaser or its representatives shall reasonably request. Seller shall cause CYR and SCM to cooperate with Purchaser and its representatives in their investigation and examination of the assets and properties of CYR and SCM.

5.6 **Consents and Approvals**. Seller shall (i) use its commercially reasonable efforts to promptly obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities and Persons required of Seller in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated hereby, (ii) shall prepare and timely file, at its own expense, all documents required to be submitted by Seller to any Governmental Entity in connection with such transactions, and shall promptly supply any additional information and material that may be requested by any such Government Entity and (iii) diligently assist and cooperate with Purchaser in preparing and filing all documents required to be submitted by Purchaser to any Governmental Entity in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Purchaser all information concerning Seller, or CYR, or SCM which, in the opinion of counsel to Purchaser, is required to be included in such documents), and in obtaining any governmental, or other third party consents, waivers, authorizations or approvals which may be required to be obtained by Purchaser in connection with such transactions, including, without limitation, the approvals contemplated in Section 6.2. Seller shall provide Purchaser with a copy of all documents and materials or any supplements or amendments thereto upon the submission thereof to any such Governmental Entity. Promptly following the date of this Agreement, Seller shall determine what applicable approvals or related authorizations or proxies of policyholders may be reasonably required to effectuate the transactions contemplated by this Agreement, and Purchaser shall cooperate therewith. In the event it is determined that a meeting of policyholders is necessary in connection with the foregoing, Seller shall hold such meeting in accordance with applicable requirements.

5.7 **Third Party Agreements**. Seller shall use its commercially reasonable efforts to obtain all consents or similar assurances from third parties that are required in connection with the transactions contemplated by this Agreement, with respect to agreements, licenses, permits and other documents or instruments of which either CYR or SCM is a party

5.8 **Further Assurances**. Upon the reasonable request of Purchaser at any time on or after the Closing Date, Seller will, at its expense, forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Purchaser or its counsel may request in order to perfect title of Purchaser and its successors and assigns in and to the Shares or otherwise to effect the purposes of this Agreement.

5.9 **Satisfaction of Conditions**. Seller shall use its commercially reasonable efforts to cause the conditions to obligations of Purchaser set forth in Section 8 to be fulfilled.

ARTICLE VI.
COVENANTS OF PURCHASER

Purchaser hereby covenants and agrees with Seller as follows:

6.1 **Conduct of Business**. From the date hereof through the Closing Date, Purchaser shall not enter, perform or agree to enter or perform any transaction or act which would result in any of the representations and, warranties contained in Section 4 to be untrue or incorrect in any material respect as of the Closing Date such that any condition set forth in this Agreement is likely to be unsatisfied or would otherwise jeopardize the transactions contemplated hereby.

6.2 **Consents and Approvals**. Purchaser (i) shall use its commercially reasonable efforts to promptly obtain all necessary consents, waivers, authorizations and approvals of appropriate Governmental Entities or other Persons required in connection with the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby and (ii) shall prepare and timely file (which shall be within forty-five (45) days of the date of this Agreement in the case of the Form A (the "Form A Filing")), at its own expense, all documents required to be submitted by Purchaser to any Governmental Entity in connection with such transactions, and shall promptly supply any additional information and material that may be requested by any such Government Entity. The Governmental Entities' consents, waivers, authorizations, and approvals referred to in this Section shall include, without limitation the approval of the Texas Insurance Department pursuant to the Texas insurance holding company laws. The Purchaser shall provide the Seller with a copy of all documents and materials or any supplements or amendments thereto upon the submission thereof to any such Governmental Entity. Purchaser shall also assist and cooperate with Seller in preparing and filing all documents required to be submitted by Seller in connection with the transactions contemplated hereby (which assistance and cooperation shall include, without limitation, timely furnishing to Seller all information concerning Purchaser which, in the opinion of counsel to Seller, is reasonably required to be included in such documents) and in obtaining any governmental or third party consents, waivers authorizations or approvals contemplated in Section 5.6 hereof.

6.3 **Third Party Agreements**. Purchaser shall use its commercially reasonable efforts to obtain any consents or similar assurances from third parties required under any agreements, licenses, permits, and other documents or instruments of Purchaser, or as reasonably requested by Seller; provided that Purchaser shall not be required to make any expenditures in connection therewith.

6.4 Completion of Due Diligence. Purchaser acknowledges that it has performed a preliminary due diligence review of CYR and SCM based on documents supplied to Purchaser by CYR and SCM. In order to permit Purchaser the opportunity to perform a confirmatory due diligence investigation for a period terminating forty-five (45) days after the date of this Agreement, subject to extension (as such period may be extended, the "Confirmatory Due Diligence Period"), Seller shall cause CYR and SCM to afford Purchaser's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours to the offices, employees, properties, contracts, commitments, books and records and to use all reasonable efforts to cause the representatives of CYR and SCM to furnish to Purchaser such additional financial and operating data as Purchaser or its duly authorized representatives may from time to time reasonably request. Purchaser shall hold any such information which is nonpublic in confidence. At the conclusion of the Confirmatory Due Diligence Period, unless Purchaser delivers to Seller an express written objection relating to the results of its confirmatory due diligence at any time after the date of this Agreement and no later than five (5) business days after the end of the Confirmatory Due Diligence Period, Purchaser shall forfeit any right to terminate this Agreement pursuant to this Section 6.4 (as set forth in the last sentence hereof). If Purchaser delivers a timely written objection relating to the results of its confirmatory due diligence which describes a material deficiency (in Purchaser's reasonable judgment), (a) the Confirmatory Due Diligence Period shall then be extended until a date no later than fifteen (15) days following any such notice and (b) Seller shall have thirty (30) days following such notice to cure such material deficiency. If Seller does not cure such material deficiency within the thirty (30) day cure period to Purchaser's reasonable satisfaction, Purchaser may thereafter terminate this Agreement.

6.5 Satisfaction of Conditions. Purchaser agrees to use its commercially reasonable efforts to cause the conditions to obligations of Seller set forth in Section 9 to be fulfilled.

ARTICLE VII.
POST-CLOSING BUSINESS RELATIONSHIP

7.1 Continuation of Collateral Protection Insurance Business. For six (6) months after the Closing Date, Purchaser shall allow Seller to continue to issue its collateral protection insurance business via SCM. The terms and conditions of this Post-Closing Business Relationship between the Purchaser, Seller and State National Insurance Company, Inc. ("State National") shall be governed by the Quota Share Reinsurance Agreement and General Agency Agreement (Exhibit B) which Purchaser, Seller and State National shall enter into as an action required at Closing in accordance with Article X of this Agreement.

7.2 Run-Off of Pre-Closing Insurance Liabilities. Purchaser hereby agrees that the Seller shall decide in its sole discretion (i) the disposition and run-off, until such liabilities are fully and finally extinguished, of any and all of those liabilities related to insurance products sold by CYR and SCM prior to the Closing Date, including all such liabilities related to the Reinsurance set forth in Schedule 3.25, (ii) the determination and release of all pre-Closing liability related reserves and (iii) the determination and release of all collateral held by SCM related to such pre-Closing liability related reserves (collectively, the "Pre-Closing Insurance Liabilities").

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF PURCHASER

All obligations of Purchaser under this Agreement are subject to the fulfillment or waiver, at or prior to the Closing Date, of the following conditions:

8.1 **Representations and Warranties of Seller.** All representations and warranties made by Seller in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing a materiality qualifier) or in all material respects (in the case of any representation of warranty not so qualified) on and as of the time of Closing as if again made by Seller on and as of such date (other than such representations and warranties as are made as of another date), and Purchaser shall have received a certification of that fact dated as of the Closing Date and signed by the Seller.

8.2 **Covenants of Seller.** Seller shall have performed and complied in all material respects with all covenants and obligations required under this Agreement, including without limitation all covenants and obligations in Section 1.3(b) and 5.3, to be performed and with which they must comply on or prior to the Closing Date, and Purchaser shall have received a certificate to such effect dated the Closing Date and signed by the Seller. The covenants set forth in Section 5.3 shall have been satisfied in all respects.

8.3 **Consents and Approvals**. All material consents, waivers, authorizations and approvals of any Governmental Entity, arbitrator or Person, required in connection with the execution, delivery and performance of this Agreement, including, without limitation, (i) the approvals contemplated in Section 6.2, and (ii) any and all consents required from third parties under any contracts, agreements, licenses, leases and other instruments, relating to the business of CYR and SCM, shall have been duly obtained and shall be in full force and effect on the Closing Date and in form and substance reasonably satisfactory to Purchaser, provided that Purchaser may terminate this Agreement pursuant to Section 11.1(b) and have no further obligation thereunder of any kind in the event that Purchaser or Seller are unable on or before April 30, 2009, to obtain the required approval of Governmental Entities with proper jurisdiction for acquisition of the Shares.

8.4 **No Violation of Orders**. There shall not be in effect on the Closing Date any statute, rule, regulation, decree, writ, order, preliminary or permanent injunction or other order issued, promulgated or enacted by any Governmental Entity which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby; and no action or proceeding shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or any term or provision hereof or seeks damages as a result of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such order, injunction, action or proceeding vacated.

8.5 **No Material Adverse Effect**. Since the period from the date of this Agreement, no event or events shall have occurred which has had or is reasonably expected to have a

Material Adverse Effect, and Purchaser shall have received a certificate to such effect dated the Closing Date and signed by the Seller.

8.6 Inter-Affiliate or Related Party Debt, Agreements or Investments. Purchaser shall have received such agreements and assurances as it shall reasonably require evidencing: the satisfaction and release of any and all obligations, mortgages, and security interests referred to in Sections 5.3(a) and (b); the cancellation of any obligation under any inter-affiliate or Related Party contracts, agreements, arrangements or understandings of any nature; and the elimination of any inter-affiliate or Related Party investment owned by CYR or SCM.

8.7 Other Closing Documents. Purchaser shall have received such other certificates, instruments and documents in confirmation of the covenants, representations, warranties of Seller contained in this Agreement or in furtherance of the transactions contemplated by this Agreement, as Purchaser or its counsel may reasonably request.

8.8 Resignation/Appointment of Directors, Officers, and Employees. The individuals who are directors, officers and employees of CYR or SCM shall have delivered to Purchaser their written resignations from all positions elected to and/or held in such entity, or the employment of such persons shall have been terminated, and Purchaser shall have received a certificate to such effect dated the Closing Date and signed by the Seller. Immediately prior to Closing, Seller shall have appointed, or cause to be appointed, representatives of Purchaser (as determined by Purchaser) as the directors and officers of CYR and SCM.

8.9 Release from Seller. The Purchaser shall have received from the Seller an instrument releasing the Purchaser from (i) any and all claims of the Seller against CYR or SCM, and (ii) any and all obligations of CYR and SCM to the Seller, except for obligations arising under this Agreement.

8.10 Policyholders. Seller shall have received all applicable approvals or related authorizations or proxies of policyholders (whether at a duly called meeting thereof or otherwise), as reasonably determined to be required by the parties jointly, to effectuate the transactions contemplated by this Agreement.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS OF SELLER

All obligations of Seller under this Agreement are subject to the fulfillment or waiver, at or prior to the Closing Date, of the following conditions:

9.1 Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing a materiality qualifier) or in all material respects (in the case of any representation or warranty not so qualified) as of the Closing Date as if again made by Purchaser on and as of such date, and Seller shall have received a certificate to such effect dated the Closing Date and signed by an authorized officer of Purchaser.

9.2 Performance of Purchaser's Obligations. Purchaser shall have performed and complied in all respects with all obligations required under this Agreement to be performed by it

on or prior to the Closing Date, and Seller shall have received a certificate to such effect dated the Closing Date and signed by an authorized officer of Purchaser.

9.3 No Violation of Orders. There shall not be in effect on the Closing Date any statute, rule, regulation, decree, writ, executive order, preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby; and no action or proceeding shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or any term or provision hereof or seeks damages as a result of the transactions contemplated by this Agreement.

9.4 Other Closing Documents. Seller shall have received such other certificates, instruments and documents in confirmation of the covenants, representations and warranties of Purchaser or in furtherance of the transactions contemplated by this Agreement as Seller or its counsel may reasonably request.

9.5 Consents and Approvals. All material consents, waivers, authorizations and approvals of any Governmental Entity required in connection with the execution, delivery and performance of this Agreement, including, without limitation, the approvals of Governmental Entities contemplated in Section 5.6; provided that Seller may terminate this Agreement pursuant to Section 12.1(c) and have no further obligation thereunder of any kind in the event that Purchaser or Seller are unable on or before April 30, 2009 to obtain the required approval of Governmental Entities with proper jurisdiction for the transaction contemplated by this Agreement.

9.6 Policyholders. Seller shall have received all applicable approvals or related authorizations or proxies of policyholders (whether at a duly called meeting thereof or otherwise), as reasonably determined to be required by the parties jointly, to effectuate the transactions contemplated by this Agreement.

ARTICLE X.
ACTIONS AT CLOSING

The parties shall take the following actions at the Closing.

10.1 Actions by Seller. The Seller shall deliver the following items to the Purchaser.

(a) Endorsed stock certificates for the Shares accompanied by stock powers executed in blank.

(b) Surplus Debenture Bond, accompanied by documents appropriately transferring such instrument to Purchaser.

(c) Evidence of authority for Seller.

(d) Wire transfer instructions.

(e) Certified copies of shareholder and board of director resolutions of CYR approving transactions contemplated by this Agreement.

(f) Certificate relating to representations and warranties required by Section 8.1.

(g) Certificate relating to covenants required by Section 8.2.

(h) Certificate relating to no Material Adverse Effect required by Section 8.5.

(i) Agreements and assurances required by Section 8.6.

(j) Certificate relating to resignations required by Section 8.8.

(k) Releases required by Section 8.9.

(l) Updated Agreement schedules required by Section 5.3(h).

(m) Such other agreements and documents as may be required by this Agreement and requested by the Purchaser.

(n) An incumbency certificate.

(o) Certified copies of articles of incorporation and bylaws.

(p) Good standing certificates

(q) Opinion of David Cleff, General Counsel, as to customary corporate matters with respect to SCM and CYR (i.e., organization, authority, no violation, consent and approvals) to be delivered in the format, substantially similar and acceptable to David Cleff, attached hereto as Exhibit C.

10.2 **Actions by Purchaser**. The Purchaser shall deliver to the Seller the following items.

(a) The cash portion of Purchase Price for the Shares.

(b) Certificate relating to representations and warranties required by Section 8.1.

(c) Certificate relating to covenants required by Section 8.2.

(d) Certified copies of shareholder and board of directors resolutions authorizing the transactions contemplated by this Agreement.

(e) Certified copy of the articles of incorporation and bylaws.

(f) An incumbency certificate.

(g) Good standing certificate.

(h) Such other agreements and documents as may be required by this Agreement and requested by the Seller.

10.3 Quota Share Reinsurance and General Agency Agreements. The parties shall execute the Quota Share Reinsurance and General Agency Agreements attached as Exhibit B and do any and all acts contemplated by Section 7 of this Agreement.

10.4 Consents and Approvals. As a condition precedent to the obligation of the parties to comply with the requirements of this Section at the Closing Date, they shall have received (i) all necessary documents and filings with any and all Governmental Entities and (ii) all required approvals or related consents or proxies of policyholders, relating to the consummation of the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE XI.
INDEMNIFICATION; NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

11.1 Survival of Representations, etc. Subject to the terms and conditions of this Section, all representations and warranties made by the Seller and by the Purchaser in this Agreement, or in any schedule, exhibit, certification, document, or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the Purchaser and the Seller with respect thereto, shall survive for a period of five (5) years following the Closing Date. All covenants and agreement shall survive in accordance with their terms except with respect to the Tax Matters provisions set for in Section 11.3, which shall survive for the periods stated therein.

11.2 Indemnification to Purchaser. Seller agrees to indemnify and hold Purchaser and its Affiliates (including CYR and SCM after the Closing), including their officers and directors (the "Purchaser Indemnified Parties") harmless against:

(a) Any direct or indirect loss, liability, or damage suffered or incurred by Purchaser Indemnified Parties because of a breach of any obligation or covenant of the Seller incurred under this Agreement, or because any representation or warranty by the Seller contained herein (without giving effect to any materiality or "Material Adverse Effect" qualifier contained in any such representation or warranty), or in any document furnished or required to be furnished pursuant to this Agreement to Purchaser or any of its representatives, or any document furnished to Purchaser in connection with the Closing, which is false as of the Closing Date;

(b) Any direct or indirect loss, liability, or damage suffered or incurred by the Purchaser Indemnified Parties arising from or in any way relating to the conduct or operation of the business of CYR or SCM on or prior to the Closing Date or to products sold by CYR or SCM on or prior to the Closing Date (which includes but is not limited to any loss, liability, or damage arising from (i) Pre-Closing Insurance Liabilities and (ii) any bad faith or violations of law in claims handling), to a breach by CYR or SCM of any

covenant, condition, agreement, or stipulation contained in any agreement that was to be performed on or before the Closing Date, or to the performance by CYR or SCM under any agreement on or before the Closing Date;

and

(c) All costs and expenses (including reasonable attorneys' fees) incurred by the Purchaser Indemnified Parties in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against in this Section, are indemnifiable losses covered by Seller herein..

11.3 Indemnification to Seller. Purchaser agrees to indemnify and hold Seller and its Affiliates, including their officers and directors (the "Seller Indemnified Parties") harmless against and in respect of:

(a) Any direct or indirect loss, liability, or damage suffered or incurred by the Seller Indemnified Parties because of a breach of any obligation or covenant of Purchaser incurred under this Agreement, or because any representation or warranty by Purchaser contained herein (without giving effect to any materiality or "Material Adverse Effect" qualifier contained in any such representation or warranty), and any document furnished or required to be furnished pursuant to this Agreement to the Seller or any of its representatives, or any documents furnished to Seller in connection with the Closing, which is false as of the Closing Date;

(b) Any direct or indirect loss, liability, or damage suffered or incurred by the Seller Indemnified Parties arising from or in any way relating to the conduct or operation of the businesses of CYR or SCM after the Closing Date or to products sold by CYR or SCM after the Closing Date, to a breach of any covenant, condition, agreement, or stipulation contained in any agreement of CYR or SCM to be performed after the Closing Date, or to CYR or SCM's performance under any agreement after the Closing Date; provided that (i) the foregoing shall not apply to any loss, liability or damage suffered or incurred by Seller Indemnified Parties following the Closing as a result of acts or omissions of Seller taken pursuant to its handling of Pre-Closing Insurance Liabilities under Section 7.2 and (ii) the foregoing shall in no way limit the rights of Purchaser Indemnified Parties under Section 11.2;

(c) All costs and expenses (including reasonable attorneys' fees) incurred by the Seller Indemnified Parties in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against in this Section are indemnifiable losses covered by Purchaser herein.

11.4 Representation, Cooperation, and Settlement

(a) The party requesting indemnity hereunder (the "Indemnified Party") agrees to give prompt written notice to the party from which indemnity is sought (the "Indemnifying Party") of any claim against the Indemnifying Party which might give rise to a claim by the Indemnified Party against the Indemnifying Party, based on the indemnity agreements contained in this Section 11, stating the nature and basis of the

claim and the amount thereof. Failure to give such notice shall not excuse the Indemnifying Party from its obligations hereunder except to the extent the Indemnifying Party is prejudiced as a result of such failure.

(b) The Indemnified Party shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding for which indemnification is sought. In the event any action, suit or proceeding is brought with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in this Section 11, however, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party's rights under this Agreement, at its sole expense, to be represented by counsel of the Indemnifying Party's own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. Prior to compromising or settling any such action, suit or proceeding, the Indemnified Party shall notify the Indemnifying Party of the proposed terms and conditions of the compromise and settlement and if unacceptable, the Indemnifying Party may assume direction and control of such matter and become solely responsible for the outcome thereof; provided, however, that if the Indemnifying Party is the Seller, the Indemnifying Party may assume direction and control of such matter and become solely responsible for the outcome whereof only after receipt of the prior written consent of the Purchaser; and provided further that, notwithstanding anything to the contrary, the Indemnified Party's determination with respect to any such settlement (or to grant or withhold consent to the Indemnifying Party to assume direction of any matter) shall control over the provisions of Section 7.2 The Indemnifying Party shall make available to the Indemnified Party and its counsel and accountants, all books and records of the Indemnifying Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

For purposes of this Section 11.4, notice by the Purchaser to the Seller shall be sufficient if given only to the Seller.

ARTICLE XII.
TERMINATION AND ABANDONMENT

12.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Purchaser, if all of the conditions set forth in Article VIII of this Agreement shall not have been substantially satisfied or waived on or prior to May 30, 2009;

(c) by Seller, if all of the conditions set forth in Article IX of this Agreement shall not have been substantially satisfied or waived on or prior to May 30, 2009;

(d) by either Seller or Purchaser if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with

its obligations under this Agreement) on or before May 30, 2009, or such later date as the parties may mutually agree upon; provided, that no party shall have the right to terminate this Agreement unilaterally pursuant to Section 12.1(b) or (c) if the failure to consummate the transactions contemplated hereby shall be primarily attributable to the party seeking such unilateral termination or to any affiliate of such party. The party electing to terminate this Agreement under Section 12.1(b) or (c) shall give notice of such termination to the other party. The notice shall specify with particularity the condition or conditions not satisfied upon which the proposed termination is based. The termination shall be effective following twenty (20) days from the date of receipt of the notice unless the specified unsatisfied condition or conditions have been cured on or before the effective date for termination;

(e) By Purchaser, pursuant to Section 6.4; and

(f) Immediately by Seller, if Purchaser shall not meet the requirements of Section 6.2 with respect to the Form A Filing.

12.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 12.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Seller or Purchaser. In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Seller or Purchaser except as set forth in Sections 13.3, 13.4, 13.10, and 13.13 and except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth herein.

ARTICLE XIII.
MISCELLANEOUS PROVISIONS

13.1 Survival. The respective representations, warranties, covenants, agreements and indemnification obligations of each of the parties to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for the periods set forth in Sections 11.1 hereof as to Seller and Purchaser, respectively. In the event of a breach of any of such representations, warranties, covenants or agreements, the party to whom such representations, warranties, covenants or agreements have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any investigation made by or on behalf of such party on or before the Closing Date..

13.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, heirs, representatives and assigns, as the case may be; provided, however, that no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other party; and provided further, however, that Purchaser may assign its rights or delegate its obligations under this Agreement without the prior written consent of Seller to one or more affiliates of Purchaser, but no such assignment or delegation shall release Purchaser from

liability under this Agreement. Except as set forth in this Section 13.2, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

13.3 **Brokers and Finders**. Seller represents and warrants that it has not engaged any broker or finder in connection with the transactions contemplated by this Agreement. Purchaser represents and warrants that Purchaser has not engaged any broker or finder in connection with the transactions contemplated by this Agreement.

13.4 **Expenses.** Except as otherwise expressly provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, accountants, and finders or brokers; provided, however, that the parties shall share equally the application fees for any filings required by any governmental entities.

13.5 **Notices**. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made, if delivered personally or transmitted by telex, telecopy or telegram, on the date so delivered or transmitted, or if mailed by certified mail (postage prepaid, return receipt requested), on the fifth business day after the date so mailed, to the parties at the following addresses:

(a) if to Seller, to: T.B.A. Insurance Group, Ltd.
8200 Anderson Blvd.
Fort Worth, TX 76120
Attn: Mr. David M. Cleff

(b) if to Purchaser, to: American Hallmark Insurance Company
777 Main Street Suite 1000
Fort Worth, TX 76102
Attn: Mr. Cecil Wise

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or transmitted or on the fifth business day after the date so mailed.

13.6 **Entire Agreement**. This Agreement, together with the Schedules attached hereto, represents the entire agreement and understanding of the parties hereto with reference to the transactions set forth herein, and no representations, warranties or covenants have been made in connection with this Agreement, either express or implied, other than those expressly set forth herein, in the Schedules or in the certificates, agreements and other documents delivered in connection with the transactions contemplated hereby. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

13.7 Waivers, Amendments and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Seller and Purchaser or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

13.8 Section Headings. The Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

13.10 Schedules. The Schedules referenced herein have been delivered to all parties and are a part of this Agreement as if fully set forth herein. All references herein to Sections, clauses, or Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

13.11 No Shop. Neither the Seller, CYR, SCM, nor any agent, officer, director, trustee or any representative of any of the foregoing, shall, during the period beginning on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of the Agreement in accordance with its terms, directly or indirectly: (i) Solicit or initiate the submission of proposals or offers from any person for, (ii) participate in any discussion pertaining to, or (iii) furnish any information to any person other than the Purchaser or its authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, CYR or SCM, or a merger, consolidation, or business combination involving CYR or SCM.

13.12 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled by binding arbitration in Fort Worth, Texas, or any neutral site mutually agreeable to the parties under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party shall be entitled to recover reasonable attorney fees and other costs in any action brought under this Agreement.

13.13 Nondisclosure of Confidential Information.

(a) General. The Seller on the one hand, and the Purchaser on the other hand, recognize and acknowledge that they each have access to certain confidential information on the others and their businesses. Each of the parties agrees that it or they will not disclose such confidential information, or any confidential information relating to CYR and SCM, to which they may have access, to any person, firm, corporation, association,

or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of the other party, (ii) to their own counsel and advisors, provided that such advisors agreed to the confidentiality provisions of this Section, and (iii) in connection with any public announcement of the transactions contemplated by this Agreement, unless (x) such information becomes known to the public generally through no fault of the disclosing party, (y) disclosure is required by law or the order of any governmental authority, provided, however, that prior to disclosing any information pursuant to this clause (y), the disclosing party shall give prior written notice thereof to the other party with the opportunity to contest such disclosure, or (z) the disclosing party in good faith believes that such disclosure is required in connection with the defense of a lawsuit against the other party; provided that, following the Closing, Purchaser shall not be restricted hereby with respect to confidential information relating to CYR and SCM.

(b) Equitable Relief. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which the non-disclosing party would have no other adequate remedy, the parties agree that the foregoing covenants may be enforced against any or all of them by injunctions, restraining orders, and any other appropriate equitable relief. Nothing in this Section shall be construed as prohibiting any party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

(c) Survival. The obligations of the parties under this Section shall survive the termination of this Agreement for a period of five (5) years.

13.14 Announcement. Purchaser and Seller shall consult with respect to any press releases with respect to the transactions contemplated by this Agreement.

13.15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles.

ARTICLE XIV.
TAX MATTERS

14.1 Certain Defined Terms. For purposes of this Agreement: (a) "Pre-Acquisition Periods" means all periods (whether or not they conclude with the end of a taxable year or taxable period) ending on or before the Closing Date, (b) "Post-Acquisition Periods" means all periods (whether or not they commence with the beginning of a taxable year or taxable period) beginning after the Closing Date, (c) "Period" means both a Pre-Acquisition Period and Post-Acquisition Period, and (d) the "Affiliated Group" of any corporation is the "affiliated group" of corporations (as defined in Section 1504(a) of the Code) that includes that corporation.

14.2 Existing Agreements and Other Matters. At the Closing Date, any Tax sharing agreement to which CYR or SCM is a party shall be terminated, and CYR and SCM shall have no further obligations under any Tax sharing agreement. Seller shall not elect to retain or reattribute any net operating loss carryovers or capital loss carryovers of CYR or SCM.

14.3 Seller's Obligations. Except as provided in Section 14.7, the Seller shall be responsible for and pay or discharge and shall indemnify and hold harmless the Purchaser and CYR and SCM with respect to (i) any and all Taxes imposed on CYR or SCM or for which CYR or SCM is liable, with respect to any Pre-Acquisition Period, (ii) all Taxes imposed on Purchaser, CYR, SCM, or an affiliate of any of them arising out of a breach of the Seller's representations, warranties or covenants contained in Section 3.9 hereof, (iii) any costs or expenses with respect to Taxes indemnified under this Section 14.3, (iv) any liability for Taxes arising out of the inclusion of CYR or SCM in any consolidated, combined or unitary return with respect to any Pre-Acquisition Period, including any Taxes attributable to deferred income. The Seller shall be entitled to any refund of any and all Taxes relating to the Pre-Acquisition Period.

14.4 Purchaser's Obligations. Except as provided in Section 14.7, from and after the Closing, Purchaser and CYR and SCM shall be responsible for the payment or discharge of Taxes imposed on CYR or SCM with respect to all Post-Acquisition Periods. The Purchaser or CYR or SCM shall be entitled to any refund of any and all Taxes that are Purchaser's and CYR or SCM's responsibility pursuant to the immediately preceding sentence. Furthermore, Purchaser shall be entitled to any and all refunds or tax attribute carryforwards resulting from the carryback of losses or attributes from Post-Acquisition periods to Pre-Acquisition periods.

14.5 Transaction Taxes. All sales, use, transfer, real property gains, stamp, conveyance, and value added Taxes, duties, excises or government charges with respect to the purchase and sale of the Shares shall be the obligation of the Seller. Seller and Purchaser shall cooperate with each other in order to minimize the payments of Taxes contemplated by this Section 14.5.

14.6 Apportionment. For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that would not end on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of CYR and SCM; provided, however, that the Seller shall remain obligated for all Taxes incurred or to be incurred by CYR and SCM as a result of the transactions contemplated by Section 1.3(b) hereof. In the case where applicable law does not permit CYR or SCM to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of such Tax that is attributable to CYR or SCM for the part of such taxable period that ends on the Closing Date shall be (a) in the case of a Tax that is not based on net income, the total amount of such Tax for the full taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (b) in the case of a Tax that is based on net income, the Tax that would be due with respect to such partial period, if such partial period were a full taxable period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books. The benefits of lower tax brackets and other similar benefits shall be apportioned in making the calculation of such allocated portions on the basis of the number of days in the respective Purchaser's and the Seller' holding periods for the taxable period beginning before and ending after the Closing Date. Within thirty days after the actual liability for such Taxes has been determined, the Purchaser and Seller shall jointly prepare a schedule detailing the calculation of the actual liability, including the allocations required under this Section 14.6. Promptly thereafter, the

Purchaser or the Seller, as the case may be, shall make a payment to the other party reflecting the allocations.

14.7 Contests. For purposes of this Agreement, a "Contest" is any audit, court proceeding or other dispute with respect to any Tax matter that affects CYR or SCM. Unless the Purchaser has previously received written notice from the Seller of the existence of such Contest, the Purchaser shall give written notice to the Seller of the existence of any Contest relating to a Tax matter that is the Seller's responsibility under Section 14.3 within thirty (30) days from the receipt by the Purchaser of any written notice of such Contest, but failure to give such notice shall not relieve the Seller of any liability hereunder except to the extent such failure increases any interest or penalties that otherwise would be payable by Seller hereunder. Unless the Seller have previously received written notice from the Purchaser of the existence of such Contest, the Seller shall give written notice to the Purchaser of the existence of any Contest relating to a Tax matter for which the Purchaser has responsibility within ten (10) days from the receipt by the Seller of any written notice of such Contest. The Purchaser, on the one hand, and the Seller, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records, files, other items, persons and information. The Seller shall, at its election, have the right to represent CYR' or SCM's interests in any Contest relating to a Tax matter relating to or arising in a Pre-Acquisition Period, to employ counsel of its choice at its expense, which counsel shall be reasonably acceptable to the Purchaser, and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that the Purchaser shall have the right to consult with the Seller regarding any such Contest that may affect CYR or SCM for any Post-Acquisition Periods at the Purchaser's own expense; provided further that any settlement or other disposition of any such Contest may only be made with the consent of Purchaser, which consent shall not be unreasonably withheld. The Purchaser shall have the sole and exclusive right to control the conduct of any Contest, including settlement or other disposition thereof, with respect to any Tax matter relating to or arising in a Post-Acquisition Period; provided, however, that the Seller shall have the right to consult with the Purchaser regarding any such Contest that may affect CYR or SCM for any Pre-Acquisition Periods at the Seller's own expense.

14.8 Access to Records, Cooperation. Seller and Purchaser hereby agree to afford the other party access to its books and records to the extent necessary to achieve the objectives of this Section 14. The Seller, the Purchaser, and CYR and SCM will cooperate fully with each other in connection with (a) the allocation of any item of income, deduction, gain, loss or credit for the taxable year in which the Closing occurs and (b) the preparation of any Tax return or report for the taxable period in which the Closing occurs.

14.9 Filing of Returns. The Seller shall prepare or cause to be prepared, consistent with past practices, all Tax returns of CYR or SCM (or any Affiliated Group of which it is or was a member) for all tax periods ending on or prior to the Closing Date. Seller shall deliver to the Purchaser for review a draft copy of such Tax returns thirty (30) days before the due date,

including extensions of such returns, to the extent such returns have not been filed as of the execution date of this Agreement. The Purchaser or CYR or SCM shall prepare and bear the expense of preparation of all other Tax returns of CYR or SCM.

14.10 Survival. All obligations under this Section 14 shall survive the Closing hereunder and continue until the expiration of the statute of limitation; provided, however, that with respect to a claim that is made within such period, the expiration period shall be extended until such claim is finally determined and paid.

14.11 Disputes. Any dispute as to any matter covered under this Section 14 shall be resolved by submitting the matter to the Independent Auditor and following the procedure set out in Section 1.3(d).

14.12 Operational Rules. For all purposes of determining the sharing and allocation of Taxes and other matters under the provisions of this Section 14, the following rules and principles shall in all cases apply:

(a) The determination of a Tax with respect to a Period (or portion of a Period) shall, except as otherwise provided herein, be determined under applicable Tax law, including applicable Tax law relating to carryovers, without regard to timing or other adjustments, such as the debiting or crediting of reserves for Taxes, as may result under financial accounting principles.

(b) Any payment made under Sections 14.3, 14.4, 14.6, or 14.7 shall be net of any Tax benefits to (i) the Purchaser or CYR or SCM, or (ii) the Seller, as the case may be. For example, but without limitation, if, upon examination by any taxing authority of any Tax return or Tax payment of CYR or SCM, an item of deduction is shifted from a Pre-Acquisition Period to a Post-Acquisition Period, other than by way of carrybacks or carryovers, and such shifting results in a Tax benefit to the Purchaser or CYR or SCM in a Post-Acquisition Period and a Tax liability (or detriment) to the Seller or CYR or SCM in a Pre-Acquisition Period, then the Purchaser shall pay the Seller the lesser of the amount of such benefit or the amount of such liability (or detriment). It is intended by this Section 14.12(b) that neither party (Seller, on the one hand, or CYR or SCM or Purchaser, on the other) shall achieve a double benefit, or incur a double liability (or detriment), arising out of the same item of adjustment. Any payment required hereunder shall be made when such Tax benefit is realized (e.g., as a refund or as a reduction of Tax shown on a return) and shall include interest actually received from or allowed by such taxing authority.

(c) If and to the extent that any party (Seller and CYR and SCM on the one hand, or Purchaser, on the other hand) makes or has made a payment to the other party, a taxing authority, or other person with respect to an item of Tax (including estimated Tax), the paying party shall have a right of payment against the other party under this Section 14 with respect to such item of Tax if and to the extent necessary to assure that double payments and omissions shall be avoided and the allocation of liability for Taxes among the parties under this Section 14 shall be implemented. The parties shall settle the

balances owing between them for Taxes as promptly as practicable under the circumstances unless otherwise specifically provided.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the date first written above.

T.B.A. INSURANCE GROUP, LTD.

BY: SNC FINANCIAL GP, LLC,
ITS GENERAL PARTNER

BY: ______________________________

ITS: ______________________________

DATE:_____________________________

AMERICAN HALLMARK INSURANCE COMPANY

BY: ______________________________

ITS: ______________________________

DATE:_____________________________